As filed with the Securities and Exchange Commission on May 28, 2003.

                                        Registration no. 333-105405



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  LABONE, INC.

             (Exact name of Registrant as specified in its charter)

Missouri                                               43-1039532
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification Number)

                               10101 Renner Blvd.
                              Lenexa, Kansas 66219
                                 (913) 888-1770

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                Joseph C. Benage
             Executive Vice President, General Counsel and Secretary
                                  LabOne, Inc.
                               10101 Renner Blvd.
                              Lenexa, Kansas 66219
                                 (913) 888-1770

     (Name, address, including zip code and telephone number, including area code, of agent for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box: [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend of interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ] __________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        [Graphic omitted.]


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                    SUBJECT TO COMPLETION, DATED MAY 28, 2003


                                  LabOne, Inc.


                                 283,998 Shares

                                  Common Stock


      This prospectus relates to the offer and sale of up to 283,998 shares of common stock of LabOne, Inc. by selling stockholders. We will not receive any of the proceeds from the shares of our common stock sold by the selling stockholders. The shares to be sold by the selling stockholders were obtained upon exercise of warrants originally issued to the selling stockholders in connection with an acquisition by us for which the selling stockholders provided financing.

      Our common stock is traded on the Nasdaq National Market under the symbol "LABS". The last reported sale price of the common stock on the Nasdaq National Market on May 23, 2003 was $19.79 per share.

      The selling stockholders may sell shares pursuant to this prospectus in the over-the-counter market, on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling stockholders). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.



           Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is __________ , 2003

                                TABLE OF CONTENTS

                                                              Page
                                                              ----

Where You Can Find Additional Information........................1

Special Note Regarding Forward-Looking Statements................2

Summary..........................................................2

Risk Factors.....................................................3

Selling Stockholders.............................................6

Plan of Distribution.............................................8

Use of Proceeds.................................................10

Legal Matters...................................................10

Experts.........................................................10


      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to "LabOne", "we", "our" and "us" refer to LabOne, Inc.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. We refer you to this registration statement for further information about us and the shares of common stock offered hereby.

      We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission ("SEC") (Commission File Number 0-16946). These filings contain important information which does not appear in this prospectus. Our SEC filings are available over the Internet at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

      The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference into this prospectus the following documents filed with the SEC:


     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;


     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     o the description of our Common Stock contained in the Form 8-A/A filed September 7, 1999 to our registration statement on Form 8-A under the Securities Exchange Act, including any amendment or report updating this description; and

     o the description of preferred stock purchase rights set forth in the registration statement on Form 8-A dated February 11, 2000, filed by us with the SEC on February 14, 2000, including any amendment or report filed for the purpose of updating such description.

      All documents which we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering of common stock shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Also, all such documents filed by us after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

      The following information contained in such documents is not incorporated herein by reference: (a) information furnished under Items 9 and 12 of our Current Reports on Form 8-K, (b) certifications accompanying or furnished in any such documents pursuant to Title 18, Section 1350 of the United States Code and
(c) any other information in such documents which is not deemed to be filed with the SEC under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. We furnished information under Item 9 of the Current Reports on Form 8-K filed by us with the SEC on January 3, 2003, February 20, 2003, March 28, 2003 and May 13, 2003.

      We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus. Please direct your written or telephone requests to Joseph C. Benage, Executive Vice President, General Counsel and Secretary, LabOne, Inc., 10101 Renner Blvd., Lenexa, Kansas 66219 (telephone number (913) 888-1770)).

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


      This prospectus may contain "forward-looking statements," including, but not limited to: projections of revenues, income or loss, margins, capital expenditures, cost savings and synergies, the payment or non-payment of dividends and other financial items, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of our intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," or "estimate" or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by us, intense competition, the loss of one or more significant customers, general economic conditions and other factors detailed from time to time in our reports and registration statements filed with the SEC. The cautionary statements made in this prospectus apply to all forward-looking statements wherever they appear in this prospectus.



                                     SUMMARY

      LabOne provides risk assessment services for the insurance industry, laboratory testing services for the healthcare industry and substance abuse testing services for employers and third party administrators. We and our wholly-owned subsidiaries Osborn Group, Inc., Intellisys, Inc., Lab One Canada Inc., Systematic Business Services, Inc., ExamOne World Wide, Inc., and Central Plains Laboratories, L.L.C., are hereinafter collectively referred to as LabOne.

      Our risk assessment services comprise underwriting and claims support services including teleunderwriting, specimen collection and paramedical examinations, laboratory testing, telephone inspections, motor vehicle reports, claims investigation services and medical information retrieval to the insurance industry. The laboratory tests that we perform and data we gather are specifically designed to assist an insurance company in objectively evaluating the mortality and morbidity risks posed by policy applicants. The majority of the testing is performed on specimens of individual life insurance policy applicants, but also includes specimens of individuals applying for individual and group medical and disability policies.

      Our clinical services include laboratory testing services for the healthcare industry as an aid in the diagnosis and treatment of patients. We operate a highly automated and centralized laboratory, which we believe has significant economic advantages over other laboratory competitors. We market our clinical testing services to managed care companies, insurance companies, self-insured groups and physicians.

      Our clinical services also include substance abuse testing services provided to employers who adhere to drug screening guidelines. We are certified by the Substance Abuse and Mental Health Services Administration to perform substance abuse testing services for federally regulated employers and we currently market these services throughout the country to both regulated and nonregulated employers. Our rapid turnaround times and multiple testing options help clients reduce downtime for affected employees and meet mandated drug screening guidelines.



      On August 31, 2001, we purchased all of the outstanding capital stock of Osborn Group, Inc., ("Osborn") a leading provider of laboratory testing and other risk assessment services to the life insurance industry. Intellisys, Inc., Applied BioConcepts Inc. and Osborn Laboratories (Canada) Inc., wholly-owned subsidiaries of Osborn, were included in the purchase. As a result of the transaction, we were able to consolidate Osborn's testing and other operations to our Lenexa, Kansas facility. To fund the acquisition and related expenses of the transaction, Welsh, Carson, Anderson & Stowe, IX, L.P. and related purchasers invested a total of $50 million, consisting of $35 million in convertible preferred stock and $15 million in subordinated debt, in LabOne pursuant to a Securities Purchase Agreement dated August 31, 2001. The subordinated debt was prepaid on December 31, 2002. Funding for the prepayment was obtained from our existing line of credit.

      Our principal executive offices are located at 10101 Renner Blvd., Lenexa, Kansas 66219 and our telephone number is (913) 888-1770. Our corporate website is www.labone.com. The information on our website does not constitute part of this prospectus.

                                  RISK FACTORS


      Investing in shares of our common stock involves a risk of loss. You should carefully consider the risk factors described below together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference before investing in our common stock. If any of the matters included in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

If we cannot effectively implement our growth strategy, it would materially affect our business and results of operations.

      Our growth strategy assumes we will acquire additional risk assessment, laboratory testing or other related businesses and enter into new strategic alliances. We cannot assure you that we will be able to continue to identify risk assessment, laboratory testing or other related service companies to acquire or enter into alliances with or otherwise negotiate acceptable terms with respect to any transaction. Furthermore, we may have difficulty integrating an acquired business with our existing operations, retaining key customers or vendors, or retaining key personnel of the acquired business to work for us. The acquisition and integration of an acquired business requires the dedication of significant management resources that could adversely affect our business activities or customer service. In addition, the issuance of equity securities pursuant to these acquisitions or alliances could be dilutive to our existing shareholders.

We derive a significant portion of our revenue from risk assessment and laboratory testing services contracts, many of which are terminable at will or on short notice by our customers.

      Our services are provided under arrangements that, in many instances, are terminable at will or on short notice by our customers. Others are terminable or subject to significant penalties if performance standards are not met. Competition, any interruption of, or deterioration in, our services, or a change in management or ownership of a customer could result in a customer's decision to stop using our services in whole or in part.

Lower prices offered by our competitors may undercut our competitive advantage and reduce our profits.

      We have competed in the life insurance risk assessment business by offering a more complete suite of higher quality services than our competitors at competitive, but not low-end, prices. Some of our competitors are offering our clients lower prices than we charge. If these competitors continue to reduce prices and our customers refuse to pay higher prices for our services, our profits may be reduced.

Competition from other providers of risk assessment, laboratory testing or other related services may materially harm our business.

      We have numerous competitors, including larger national laboratory companies, that have significantly greater financial and technical resources than that available to us. The strategies and other efforts of these competitors may erode our customer base, reduce our sources of revenue and cause us to reduce prices or increase our marketing and other costs of doing business, each of which could have a material adverse affect on our results.

Any adverse change in the number and types of tests ordered by life insurance companies could reduce our profits.

      Currently our largest and most profitable business segment is providing risk assessment services to the life insurance industry. The level of demand for such services is influenced by a number of factors, including:

     o    the number of life insurance applications written,

     o the policy amount thresholds at which insurance companies order testing and other services that we provide,

     o the type and costs of tests and other services requested, testing and specimen collection innovations approved by the Food and Drug Administration, and

     o the extent to which insurance companies may create in-house testing facilities.

Many of these factors are beyond our control. Any adverse changes in life insurance industry demand for testing and other services we provide could significantly reduce our profits.

Cost-cutting in the heathcare industry could harm our business.

      Efforts by managed-care organizations, Medicare, Medicaid, insurance companies and other payors to reduce the cost and utilization of healthcare services, including laboratory testing services, could reduce the prices we may be able to charge for our laboratory testing services and harm our business and the results of our clinical laboratory operations.

The low trading volume of our stock could limit your ability to sell shares of our stock.

      The average daily trading volume of our common stock was approximately 35,500 shares during the first quarter of 2003, which is relatively low when compared to other companies whose securities are listed for trading on a national securities exchange or NASDAQ. This relatively low volume may make it difficult for you to buy or sell shares of our common stock at desired prices and may cause the price of our common stock to fluctuate significantly.

The large amount of goodwill on our books could depress our stock price.

      As of December 31, 2002, we have $81.8 million of goodwill recorded on our balance sheet. If this goodwill is impaired in the future, we will be required to take a non-cash charge to earnings. This could depress the market price of our stock if the stock price is influenced by investors that focus primarily on net earnings rather than on earnings before interest, taxes, depreciation and amortization.

The failure by us to provide accurate laboratory test results or follow accepted procedures may result in claims that may not be covered by our insurance.

      Our clients rely on the accuracy of our testing and other services to make significant insurance, treatment and employment decisions. In addition, federal and state laws regulate the disclosure of specimen testing results and other nonpublic personal information. If we do not provide accurate test results using accepted scientific methods or if we do not adequately protect the confidentiality and security of this information, we could incur significant liability. We have insurance to cover these types of claims, but we cannot assure you either that this coverage is adequate or will continue to be available at reasonable prices.

Our business could be harmed by disruption in express delivery service.

      We generally rely on express couriers to transport specimens to our laboratory quickly and safely. A disruption in these couriers' businesses resulting from a labor dispute, natural disaster, malicious human acts or other event could harm our business.

The development of more attractive on-site rapid assay tests may reduce demand for our laboratory testing services.

      We serve customers through laboratory-based testing facilities. Although there are some on-site rapid assay testing products available in the marketplace, rapid assays have not achieved broad market acceptance due to the high cost of such assays, difficulties in maintaining the confidentiality of tests, liability concerns, regulatory limitations, less accurate testing results and the absence of a broad testing menu. If more competitive assays become available, such products could be substituted for laboratory based testing and have an adverse impact on our business.

A natural disaster, telecommunications failure or similar event affecting our only significant laboratory testing facility could adversely affect our business.

      Our business could be adversely affected if our only significant testing facility is temporarily shut down or severely damaged because of a natural disaster, telecommunications failure or other serious event. We carry business interruption insurance to compensate for losses which might occur, but we cannot provide assurance that this insurance coverage will be enough to compensate for damages resulting from any such disruption to our business.

The interests of our principal stockholder may not be aligned with your interests.

      Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS") and its related investors beneficially own approximately 30% of our voting stock. WCAS also is entitled to directly nominate or elect up to three members and jointly nominate another member of our eight-member Board of Directors. In addition, WCAS and certain members of the family of W. Thomas Grant, II, including certain related trusts (the "Grant Family") have entered into a voting agreement pursuant to which the Grant Family members have agreed to vote their shares of common stock in the company in favor of director nominees of WCAS. As a result, WCAS will be able to significantly influence matters affecting the company, including matters submitted to a vote of our stockholders. Circumstances may occur in which the interests of WCAS could be in conflict with your interests. Furthermore, it will be difficult to successfuly conduct a proxy contest, or consummate a merger, a tender offer, or similar transaction, without the support of WCAS. In addition, WCAS is a party to a standstill agreement with LabOne that prohibits WCAS from taking certain actions that may result in a change of control of LabOne.

Our organizational documents and other agreements contain restrictions which might prevent the takeover of our company or change in our management.

      Provisions of our articles of incorporation and by-laws might have the effect of discouraging a potential acquirer from attempting a takeover of us on terms that some shareholders might favor, reducing the opportunity for our shareholders to sell shares at a premium over then-prevailing market prices and preventing or frustrating attempts to replace or remove current management. These provisions include:

     o    a fair price provision,

     o    a requirement that our board of directors be classified,

     o the authorization of a "blank check" preferred stock to be issued at the discretion of our board of directors, and

     o a requirement that we receive advance notice of shareholder nominees for director and shareholder proposals.

     In addition, we have a shareholder rights plan, which grants shareholders other than the acquiring person the right to purchase our common stock at one-half of market price if any person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, subject to a number of exceptions set forth in the plan.


                              SELLING STOCKHOLDERS


      On August 31, 2001, we purchased all of the outstanding capital stock of Osborn. To fund the acquisition and related expenses of the transaction, WCAS and related investors invested a total of $50 million in convertible preferred stock and subordinated debt in LabOne pursuant to a Securities Purchase Agreement dated August 31, 2001. In connection with this acquisition financing, we issued warrants to WCAS and the related investors exercisable at $.01 per share for 350,000 shares of our common stock.

We are registering some of the shares of common stock underlying these warrants pursuant to this registration statement.

      We are a party to several agreements with WCAS relating to its investment in LabOne, including the Securities Purchase Agreement, a warrant agreement and a registration rights agreement. WCAS and certain other stockholders of LabOne are parties to a voting agreement relating to the stock of LabOne. The agreements, and the terms of the Series B-1 Convertible Preferred Stock issued to WCAS in the investment transaction, include provisions relating to the composition of the Board of Directors of LabOne, rights of first refusal as to certain future equity and debt offerings by LabOne and the right of WCAS to veto certain actions or transactions by LabOne. The Series B-1 Convertible Preferred Stock issued to WCAS provides for a cumulative dividend payable in kind, a liquidation preference, conversion rights, anti-dilution provisions, redemption rights, put/call rights, voting rights, rights in the election of directors and certain veto rights.

     The following table sets forth:

     o    The names of the selling stockholders;

     o The number and percent of our common stock that the selling stockholders owned prior to this offering (based on holdings that were convertible into or exercisable for common stock);

     o The number of shares of our common stock that may be offered for the account of the selling stockholders pursuant to this prospectus; and

     o The number and percent of our common stock to be held by the selling stockholders after the offering (based on holdings that were convertible into or exercisable for common stock and assuming all shares covered by this registration statement are sold by the selling stockholders).

      This information is based on information provided by the selling stockholders and assumes the sale of all of the shares offered by the selling stockholders. We are unable to determine the exact number of shares that will actually be sold. The applicable percentages of ownership are based on an aggregate of 11,328,219 shares of common stock issued and outstanding as of April 30, 2003.


                                             Shares Owned Prior To This  Shares Being   Shares Owned After This
                                                  Offering (1)(2)          Offered(3)       Offering (2)(4)
Selling Stockholder                            Number      Percent                         Number    Percent

Welsh, Carson, Anderson & Stowe IX, L.P.       4,956,564    30.16%       273,799        4,682,765       28.99%
WCAS Management Corporation                        2,490      *              147            2,343         *
Patrick J. Welsh (6)                              19,079      *            1,302           17,777         *
Russell Carson (6)                                19,079      *            1,302           17,777         *
Bruce K. Anderson (6)                             18,943      *            1,303           17,640         *
Thomas E. McInerny (6)                            19,217      *            1,302           17,915         *
Robert A. Minicucci (6)                           19,217      *            1,302           17,915         *
Lawrence B. Sorrel                                19,217      *            1,302           17,915         *
Anthony J. De Nicola (7)                          13,892      *              938           12,954         *
Paul B. Queally (5)(7)                            10,350      *              703            9,647         *
IRA FBO Jonathan M. Rather (7)                     3,103      *              209            2,894         *
D. Scott Mackesy (5)(7)                            2,656      *              175            2,481         *
Sanjay Swani (7)                                     290      *               14              276         *
John D. Clark (7)                                    290      *               14              276         *


                                             Shares Owned Prior To This  Shares Being   Shares Owned After This
                                                  Offering (1)(2)          Offered(3)       Offering (2)(4)
Selling Stockholder                            Number      Percent                         Number    Percent

IRA FBO James R. Matthews (7)                        290      *               14              276         *
Sean Traynor (5)                                   2,069      *              140            1,929         *
John Almeida                                         294      *               18              276         *
Eric J. Lee                                          290      *               14              276         *


* Indicates less than 1%.

(1) Based on holdings that were convertible into or exercisable for common stock as of May 19, 2003, including shares issuable as a result of the exercise of warrants and dividend accruals on convertible preferred stock through May 19, 2003.

(2) Percentage ownership of the class assumes conversion of all convertible preferred stock and exercise of warrants held by the selling stockholders, but is otherwise presented on an undiluted basis assuming 11,328,219 shares of common stock issued and outstanding.

(3) Assumes exercise of the warrants by payment of the exercise price in cash. The number of shares offered would be slightly lower if the selling stockholders were to utilize the cashless exercise provision of the warrants.

(4) Based on holdings that were convertible into or exercisable for common stock as of May 19, 2003, including shares issuable as a result of dividend accruals on convertible preferred stock through May 19, 2003.

(5)   Director of LabOne.

(6) Managing member of the general partner of Welsh, Carson, Anderson & Stowe, IX, L.P. and stockholder of WCAS Management Corporation. Holder may be deemed to share power to vote or direct the voting of and to dispose or direct the disposition of the securities of LabOne owned by Welsh, Carson, Anderson & Stowe, IX, L.P. and WCAS Management Corporation. Holder disclaims beneficial ownership of all securities owned by such entities other than those he owns directly or by virtue of his indirect pro rata interest as managing member of the general partner of Welsh, Carson, Anderson & Stowe, IX, L.P. and as a stockholder in WCAS Management Corporation.

(7) Managing member of the general partner of Welsh, Carson, Anderson & Stowe, IX, L.P. Holder may be deemed to share power to vote or direct the voting of and to dispose or direct the disposition of the securities of LabOne owned by Welsh, Carson, Anderson & Stowe, IX, L.P. Holder disclaims beneficial ownership of all securities owned by such entity other than those he owns directly or by virtue of his indirect pro rata interest as managing member of the general partner of Welsh, Carson, Anderson
      & Stowe, IX, L.P.

                              PLAN OF DISTRIBUTION

      The shares of common stock offered by this prospectus are being registered to allow public secondary trading by the holders of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of these shares by the selling stockholders. The timing, manner and size of each sale will be determined by the selling stockholders, and not by us.

      We have been advised by the selling stockholders that the shares offered by this prospectus may be sold from time to time by or for the account of the selling stockholders pursuant to this prospectus or, in some cases, pursuant to Rule 144 under the Securities Act of 1933. Sales of shares pursuant to this prospectus may be made in the over-the-counter market, on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling stockholders). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

     The shares may be sold in one or more of the following ways:

     o a block trade in which the seller's broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required);

     o an exchange distribution in accordance with the rules of the Nasdaq National Market;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    privately negotiated transactions;

     o    through put or call option transactions;

     o    through short sales; or

     o    an underwritten public offering.

     Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or members, who may sell their shares pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required). Each selling stockholder may also transfer shares owned by him by gift, and upon and such transfer, the donee may sell the donee's shares pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required).

     A selling stockholder may enter into hedging transactions with broker-dealers in connection with the distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. Some or all of the shares covered by this registration statement may be sold to cover short positions in the open market. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required). In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required).

      The selling stockholders may sell shares directly to other purchasers, through agents or through broker-dealers. Any selling agents or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions.

      The selling stockholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling stockholders and any such broker-dealers may be deemed to be underwriting discounts and commissions. We have been advised by each of the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with any agent, broker or dealer for the sale of the shares.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed each of them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

      We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the SEC or similar events.

      We will pay all costs and expenses incurred by us in connection with the registration of the sale of shares pursuant to this prospectus. We will not be responsible for any commissions, underwriting discounts or similar charges on sales of the shares.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

                                  LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Joseph C. Benage, Executive Vice President, General Counsel and Secretary of the company. Mr. Benage is a full-time employee and officer and beneficially owns 81,768 shares of our common stock.

                                     EXPERTS

      The consolidated financial statements of LabOne, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 and 2001 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets."

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses payable by LabOne in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee.




SEC registration fee                                     $ 469
Legal fees and expenses                                 16,000
Accounting fees and expenses                            10,000
Miscellaneous fees and expenses                          1,000
                                                      --------
Total                                                 $ 27,469
                                                      ========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      We are incorporated under the laws of the state of Missouri. Under Section
351.355 of the General and Business Corporation Law of Missouri, we may, under specified circumstances, indemnify any of our directors, officers, employees or agents who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Section 351.355 provides that the indemnification provided by the section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or by-laws of LabOne or any agreement, vote of shareholders, disinterested directors or otherwise. Under Section 351.355, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of
Section 351.355.

      Article IV of our bylaws provides that each person who is or was a director, officer or employee of the company shall be indemnified by us as of right to the full extent permitted or authorized by the laws of the state of Missouri, as now in effect and as hereafter amended, against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys' fees) asserted or threatened against and incurred by such person in his or her capacity as or arising out of his or her status as a director, officer or employee of the company. Article IV of our bylaws also provides that no person shall be liable to the company for any loss, damage, liability or expense suffered by the company on account of any action taken or omitted to be taken by him or her as a director, officer or employee of the company if such person (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs or (ii) took or omitted to take such action in reliance upon the advice of counsel or upon statements made or information furnished by directors, officers, employees or agents of the company which such person had no reasonable grounds to disbelieve.

      We have entered into indemnification agreements with our directors and officers under which we have agreed to indemnify such persons against expenses, judgments and fines incurred in connection with the defense or settlement of actions, suits or proceedings, provided such persons' conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

      An Agreement and Plan of Merger between the former LabOne, Inc. and us provides for certain indemnification of officers and directors as well as former officers and directors of the company, as described under "The Merger Agreement-Indemnification" in the Joint Proxy Statement/Prospectus contained in Amendment No. 4 to the registrant's Registration Statement on Form S-4, registration no. 333-76131, filed with the Commission on July 2, 1999.

      Article IV of our bylaws authorizes us to purchase and maintain insurance on behalf of any director, officer or employee, trustee or agent of the company against any liability asserted against such person or incurred by such person in any such capacity or status, whether or not we would have power to indemnify such person against such liability. We currently maintain directors' and officers' liability insurance to insure our directors and officers against certain liabilities incurred in their capacities as such.

ITEM 16.  EXHIBITS

      The index to exhibits appears immediately following the signature pages to this Registration Statement.


ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
      Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on this 23rd day of May, 2003.


                                LABONE, INC.



                                By: */s/ W. Thomas Grant II
                                    -------------------------------------
                                    W. Thomas Grant II
                                    Chairman of the Board, President and
                                    Chief Executive Officer



      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


       SIGNATURE                   TITLE                             DATE

* /s/ W. Thomas Grant II    Chairman of the Board,              May  23, 2003
------------------------    President and Chief
W.Thomas Grant II           Executive Officer
                            (Principal Executive Officer)

* /s/ John W. McCarty       Executive Vice President            May  23, 2003
---------------------       and Chief Financial Officer
John W. McCarty             (Principal Financial and
                            Accounting Officer)

*  /s/ W/ Roger Drury       Director                            May  23, 2003
---------------------
W. Roger Drury

* /s/ D. Scott Mackesy      Director                            May  23, 2003
----------------------
D. Scott Mackesy


* /s/ Paul B. Queally       Director                            May  23, 2003
---------------------
Paul B. Queally

* /s/ James R. Seward       Director                            May  23, 2003
---------------------
James R. Seward


* /s/ Sean M. Traynor       Director                            May  23, 2003
---------------------
Sean M. Traynor

* /s/ John E. Walker        Director                            May  23, 2003
--------------------
John E. Walker


*By: /s/ Joseph C. Benage
-------------------------
Joseph C. Benage
Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NO.                             DESCRIPTION

4.1 Amended Articles of Incorporation - attached as Exhibit B to Appendix A to the Joint Proxy Statement/Prospectus filed as a part of the Registrant's Registration Statement on Form S-4, filed
           July 2, 1999 (File No. 333-76131) and incorporated herein by reference.

4.2 Amended and Restated Bylaws - attached as Exhibit C to Appendix A to the Joint Proxy Statement/Prospectus filed as a part of the Registrant's Registration Statement on Form S-4, filed July 2, 1999 (File No. 333-76131) and incorporated herein by reference.

4.3 Specimen certificate for shares of the registrant's common stock (incorporated by reference from Exhibit (4) of the Form 8-A/A amendment filed September 7, 1999 to registrant's registration statement on Form 8-A under the Securities Exchange Act of 1934).

4.4 Rights Agreement and attached exhibits A, B and C, dated as of February 11, 2000, between the Registrant and American Stock Transfer & Trust Company-- attached as Exhibit 4.1 to the Registrant's Form 8-K Current Report, filed February 14, 2000 and incorporated herein by reference.

4.5 Amendment No. 1 to Rights Agreement dated August 31, 2001 between LabOne, Inc. and American Stock Transfer & Trust Company-- attached as exhibit 4.6 to the Current Report on Form 8-K filed October 5, 2001 and incorporated herein by reference.

5.1*       Opinion of Joseph C. Benage, Executive Vice President,
           General Counsel and Secretary of the Registrant.

23.1       Consent of KPMG LLP.

23.2*      Consent of Joseph C. Benage, Executive Vice President,
           General Counsel and Secretary of the Registrant
           (included in Exhibit 5.1).

24.1*      Power of Attorney.

--------------------------
* Previously filed.